Exhibit 10.4

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”), dated October 28, 2019 (the “Execution Date”), confirms the following understandings and agreements between Gardner Denver Holdings, Inc. (the “Company”) and Neil Snyder (hereinafter referred to as “you” or “your”).

In consideration of the promises set forth herein, you and the Company agree as follows:

1.            Termination of Employment; Transition Period.

(a)          Your employment and all directorships with the Company and its direct and indirect parent(s), subsidiaries and affiliates (collectively with the Company, the “Company Group”) will terminate on the date determined by the Company, in its sole discretion, which is no later than December 13, 2019(the “Termination Date”). After the Termination Date, you will not represent yourself as being an employee, officer, agent or representative of the Company or any other member of the Company Group.

(b)          Effective as of the Execution Date, your offer letter, dated December 18, 2015, which sets forth the terms of your employment with the Company (the “Offer Letter”) shall be terminated and of no further force and effect. During the period commencing on the Execution Date and ending on your Termination Date (the “Transition Period”), you will continue to serve as the Company’s Vice President and Chief Financial Officer (“CFO”) until such time as the Company appoints a new or interim CFO (at which time you will resign as the CFO), and thereafter until your Termination Date, you will continue to serve in a full-time capacity as an advisor to the Company’s new or interim CFO (and will hold no other titles or positions with the Company or any other member of the Company Group) and will provide such transitional services as may be requested from time to time by the new or interim CFO or the Company’s Chief Executive Officer.

(c)          During the Transition Period, you will work at the offices of the Company at which you were principally employed prior to the Execution Date, continue to be paid a base salary at the rate of $425,000 per year and continue to participate in all employee benefit plans of the Company on the same basis as such plans were made available to you immediately prior to the Execution Date (except as otherwise provided herein). The Company will reimburse you for reasonable commuting expenses (consistent with the Company’s travel policies and Schedule I hereto) incurred during the Transition Period and will gross up the commuting expense reimbursement for tax purposes at the end of the 2019 calendar year, if applicable.

(d)          You currently hold common stock of the Company (“Common Stock”), options to purchase shares of Common Stock (“Options”) and restricted stock units that will be settled in Common Stock (“RSUs”). During the Transition Period, your Options and RSUs will remain outstanding and continue to vest in accordance with their terms.

2.           Voluntary Termination of Employment Prior to the End of the Transition Period.  Notwithstanding anything to the contrary herein, unless the Company agrees otherwise, if you voluntarily terminate your employment prior to the expiration of the Transition Period (a “Voluntary Termination”), you will be entitled to any accrued but unpaid base salary, vacation pay and unpaid business expense reimbursements (subject to the requirements set forth in Section 3(a)(iii) below) incurred prior to the date of your Voluntary Termination, and you will have no further rights to any then unpaid payments or benefits under Section 1 or Section 3 below, but the release in Section 4 below will remain in full force and effect. In the event of your Voluntary Termination, your Options and RSUs will cease vesting and the unvested portion of your Options and RSUs will be forfeited for no consideration as of the date of your termination, and the vested portion of your Options will remain exercisable in accordance with the terms of such equity awards as applicable to a voluntary termination of employment by you (without good reason and other than for your retirement).

3.           Separation Payments and Benefits.

(a)          In addition to any accrued but unpaid base salary and vacation pay due and payable to you following your Termination Date, and provided that (i) your employment is terminated at the end of the Transition Period as described in Section 1 above (and not pursuant to your Voluntary Termination pursuant to Section 2 above), (ii) you execute, deliver and do not revoke this Agreement pursuant to Section 21 below and (iii) you execute, deliver and do not revoke the release agreement attached as Exhibit A hereto (the “Second Release Agreement”) within thirty (30) days of the Termination Date, you will be entitled to the following payments and benefits, subject to your continued compliance with the provisions of this Agreement, including but not limited to Sections 10 through 14 below:

(i)            You will be provided with the severance payments and benefits as calculated in accordance with Schedule I attached hereto and payable in accordance with the terms therewith.

(ii)           Your Common Stock, Options and RSUs will be treated in accordance with the terms set forth in Schedule I attached hereto (the “Equity Treatment”).

(iii)          The Company will reimburse you for reasonable and customary business expenses incurred prior to the Termination Date pursuant to the terms of the Company’s business expense policy, provided that you submit a completed expense reimbursement form and supporting documentation no later than thirty (30) days following the Termination Date.

(b)          You acknowledge and agree that the payments and other benefits provided pursuant to Section 1 above and this Section 3 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under the Offer Letter, any alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s)).

4.            Release and Waiver of Claims.

(a)          As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b)          For and in consideration of the payments and benefits described in Section 3 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective as of the date hereof, do fully and forever release, remise and discharge the Company, and any other member of the Company Group, together with their respective current and former officers, directors, partners, members, shareholders, fiduciaries, counsel, employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act and the Equal Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

(c)          You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding Section 4(b).

(d)          By executing this Agreement, you specifically release all claims relating to your employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(e)          Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of: (i) your rights with respect to payment of amounts under this Agreement, (ii) your right to benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participate (excluding the Offer Letter and any severance or similar plan or policy), in accordance with the terms thereof (including your rights to elect COBRA coverage), (iii) any claims that cannot be waived by law including, without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under the ADEA that arise after the date of this Agreement or (iv) your right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

(f)          You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Section 4. Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

5.           Knowing and Voluntary Waiver.  You expressly acknowledge and agree that you:

(a)          Are able to read the language, and understand the meaning and effect, of this Agreement;

(b)          Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c)          Are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to your continued employment during the Transition Period as described in Section 1 above and to provide you the severance payments and benefits (as set forth on Schedule I attached hereto), the Equity Treatment and such other payments and benefits set forth on Schedule I and described in Section 3 above (collectively, the “Consideration”), which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement and the Second Release Agreement;

(d)          Acknowledge that but for your execution of this Agreement and the Second Release Agreement, you would not be entitled to the Consideration;

(e)          Understand that, by entering into this Agreement, you do not waive rights or claims under ADEA that may arise after the date you execute this Agreement;

(f)          Had or could have the entire Review Period (as defined below) in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Release Period (as defined below);

(g)          Were advised to consult with your attorney regarding the terms and effect of this Agreement; and

(h)          Have signed this Agreement knowingly and voluntarily.

6.            No Suit.  You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein.  If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit.

7.            No Re-Employment. You hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group. You affirmatively agree not to seek further employment with the Company or any other member of the Company Group. For clarity, the Company Group does not include Kohlberg Kravis and Roberts & Co. L.P. (“KKR”).

8.            Successors and Assigns.  The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

9.           Severability.  If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect.  The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

10.          Non-Disparagement.

(a)          You agree that you will make no disparaging or defamatory comments regarding any member of the Company Group, KKR and its affiliates, or their respective current or former directors, officers or employees in any respect. KKR is a third-party beneficiary to this Agreement with respect to this Section 10(a) and is entitled to the rights and benefits under this Section 10(a) and may enforce the provisions of this Section 10(a) as if it were a party hereto.

(b)          The Company agrees to promptly instruct each officer and director of the Company to refrain from making any disparaging or defamatory comments regarding you in any respect.

(c)          Notwithstanding this Section 10, you and the Company will be entitled to describe in general terms your responsibilities and roles while employed by the Company and that you and the Company mutually agreed to your separation from the Company.  Your obligations and those of the Company under this Section 10 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

11.          Cooperation.

(a)          You agree that you will provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge.  The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this paragraph.

(b)          You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or any other member of the Company Group, you will give prompt notice of such request to the Company’s General Counsel, Andy Schiesl (or his successor or designee) and will make no disclosure until the Company and/or the other member of the Company Group have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

12.          Continuing Obligations.  You acknowledge that, in accordance with the terms of the MEP Grant Documents, the Omnibus Plan and LTI Grant Agreements (each as defined in Schedule I attached hereto), you are subject to certain transfer restrictions relating to Common Stock, Options and RSUs and other restrictive covenants provided therein, and agree to comply at all time with the terms and conditions contained therein.

13.          Confidentiality.  The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by you or the Company to any person or entity without the prior written consent of the other party, except if required by law, and to your or the Company’s, as applicable, accountants, attorneys and/or immediate family, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of the Agreement.

14.          Return of Property.  You agree that you will promptly return to the Company all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, cell phone, computer, keys, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, disks and/or voicemail code; provided, that you shall be entitled to retain your cell phone once all proprietary and/or confidential information and documents belonging to the Company have been removed from such devices. Your cell phone account will be transferred to you promptly following the Termination Date. You further acknowledge and agree that the Company shall have no obligation to provide the Consideration referred to in Section 3 above unless and until you have returned all items requested by the Company to be returned within ten (10) days of such request.

15.          Company Remedies.  In addition to any other rights or remedies the Company may have under law or equity, if you violate any of Sections 10 through 14 hereof, the Company has the right at its sole discretion to terminate its obligation to provide the payments and benefits set forth on Schedule I and/or comply with the Equity Treatment.

16.          Non-Admission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group.

17.          Section 409A. You and the Company agree that the payments and/or benefits provided under this Agreement are intended to be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the extent necessary to avoid the incurrence of adverse tax consequences under Section 409A (including, for the avoidance of doubt, by requiring that the payment of any severance payments or benefits due hereunder be deferred until the date that is six months following the Termination Date, to the extent such delay is required to comply with Section 409A), and to the maximum extent permitted, this Agreement shall be interpreted to be consistent with such intent. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. Notwithstanding the foregoing, neither the Company, any member of the Company Group nor any of their employees or representatives shall have any liability to you to the extent that any payment or benefit hereunder is determined to be subject to any tax or interest under Section 409A.

18.          Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the termination of your employment.  Except as provided in this Agreement, this Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

19.          Taxes.  The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.  You acknowledge and represent that the Company has not provided any tax advice to you in connection with this Agreement and have been advised by the Company to seek tax advice from your own tax advisors regarding this Agreement and payments and benefits that may be made to you pursuant to this Agreement.

20.          Governing Law; Jurisdiction.  EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

21.          Opportunity for Review and Acceptance. You have through the twenty-first (21st) day following the Execution Date (the “Review Period”) to review and consider this Agreement. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of the Agreement to the Company, to the attention of the Company’s General Counsel, Andy Schiesl. Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution (the “Revocation Period”), during which time you may revoke your acceptance of this Agreement by notifying the General Counsel, in writing. To be effective, such revocation must be received by the Company no later than 5:00 p.m. Central Time on the seventh (7th) calendar day following its execution. Provided that the Agreement is executed and you do not revoke it, the eighth (8th) day following the date on which this Agreement is executed shall be its effective date. In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, or otherwise revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligation hereunder.

*          *          *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

GARDNER DENVER HOLDINGS, INC.

By:	/s/ Vicente Reynal
Name: Vicente Reynal
Title: Chief Executive Officer and Director (Principal Executive Officer)

/s/ Neil D. Snyder
Neil Snyder

Dated:	October 28, 2019

Schedule I

Travel Reimbursement and Severance Payments and Benefits

Travel Reimbursement

Reimbursement will be made for reasonable commuting expenses that are consistent with the Company’s travel policies, have been submitted timely and with appropriate receipts (consistent with such policies), and subject to the following restrictions:

(a) Flights:  will only reimburse for economy tickets (not economy plus or comfort) purchased at least 14 days in advance and for any airline costs associated with flight changes requested by the Company;

(b) Meals: no meals, food or drink will be reimbursed; and

(c) Travel: will reimburse for the cost of an uber x between home and MSP airport and between the Company’s headquarters and MKE airport;

(d) Lodging:  Corporate apartment and related utilities consistent with past practice, or other lodging if the corporate apartment is terminated plus a reimbursement of costs of moving personal property from corporate apartment capped at $2,000; and

(e)  No other expenses will be reimbursed.

Severance Payment Calculation:

The aggregate severance payment payable to you will be equal to $687,627.

Timing of Severance Payment:

The severance payment will be paid as follows: (i) a total of $425,000 will be paid to you in equal installments of $35,416 each on the Company’s regular payroll schedule over the one (1)-year period following the Termination Date (the “Severance Period”) with payments starting on the first regularly scheduled payroll date following the Termination Date (provided, however, that any installment that would otherwise be paid prior to the effective date of the Second Release Agreement shall be deferred until the first regularly scheduled payroll date following the effective date of the Second Release Agreement); and (ii) a lump sum of $262,627 which will be payable to you on or before the first regularly scheduled payroll date following the effective date of the Second Release Agreement.

Benefit Continuation:

Subject to a timely election of COBRA continuation coverage and your continued payment of the COBRA premiums, during the Severance Period (or such earlier time that you commence employment with another employer and are eligible for group health plan coverage at such employer), you will receive continued group medical plan coverage under COBRA at active employee rates and the Company will pay the employer portion of the premiums.

Company Provided Property:

The Company will release ownership of your company provided cell phone and cell number to you.

MIP Bonus 2019:

Your participation in any Company bonus plan, including but not limited to the Management Incentive Plan (“MIP”), will cease as of the Termination Date. You will not be eligible for any incentive bonus under the MIP or otherwise in 2019.

Taxes:

All severance payments and benefits are subject to applicable withholdings per Section 19 of the Agreement.

Equity Treatment:

Long Term Incentive Plan:  All equity awards granted to you under the Company’s 2017 Omnibus Incentive Plan (the “Omnibus Plan”) will vest and remain outstanding in accordance with the terms thereof and the grant agreements issued thereunder (“LTI Grant Agreements”). With respect to the LTI Grant Agreements, your termination of employment described Section 1 of the Agreement and for purposes of determining the Equity Treatment pursuant to Section 3 of the Agreement and this Schedule I will be treated as a “Qualifying Termination” (as defined in the LTI Grant Agreements), including but not limited to the provisions related to accelerated vesting of a portion of such equity awards in the event of your Qualifying Termination and your ability to exercise your vested Options for up to ninety (90) days following the Termination Date (or until the earlier expiration date of the term of the applicable Option). You acknowledge and agree that you remain subject to the terms set forth in the Omnibus Plan and LTI Grant Agreements including without limitation the restrictive covenants set forth therein.

Management Equity Plan:

1.            Vesting.  You currently hold Options granted to you under the Company’s 2013 Stock Incentive Plan for Key Employees of Gardner Denver Holdings, Inc. (f/k/a Renaissance Parent Corp.) and its Subsidiaries (the “2013 Stock Incentive Plan”), the Stock Option Agreement dated as of May 10, 2016 (the “May Stock Option Agreement”) and the Stock Option Agreement dated as of December 9, 2016 (the “December Stock Option Agreement” and together with the 2013 Stock Incentive Plan and the May Stock Option Agreement, the “MEP Grant Documents”) that will be unvested as of the Termination Date (the “MEP Unvested Options”).  Notwithstanding anything to the contrary in the MEP Grant Documents, and provided you continue to comply with the terms of the Agreement (including without limitation Sections 10 through 14 of the Agreement), the MEP Unvested Options will not be forfeited on the Termination Date and instead will continue to vest in accordance with the terms of the MEP Grant Documents as if you remained an employee of the Company.

2.            Exercise Period. Notwithstanding anything to the contrary in the MEP Grant Documents, and provided you continue to comply with the terms of the Agreement (including without limitation Sections 10 through 14 of the Agreement), you may elect to exercise the vested portion of any Options granted under the MEP Grant Documents (including any MEP Unvested Options that vest after the Termination Date consistent with Section 1 above) for up to one hundred eighty (180) days following the date the final tranche of MEP Unvested Options vests regardless of which such Option vests last pursuant to the terms of the MEP Grant Documents (or until the earlier expiration date of the applicable Option).

3.            Net Exercise.  If you elect to exercise your Options prior to December 9, 2021 and prior to the expiration date or forfeiture of any such Options, the Company hereby agrees that provided you continue to comply with the terms of the Agreement (including without limitation Sections 10 through 14 of the Agreement), you may satisfy payment of the exercise price and your minimum tax withholding obligation through the withholding of shares of Common Stock in accordance with Section 4.3 of the May Stock Option Agreement and December Stock Option Agreement, as applicable. Any exercise of your Options on or after December 9, 2021 may not be net exercised as described in the foregoing sentence, and you must satisfy payment of the exercise price and your minimum tax withholding obligation by other means as provided in the applicable MEP Grant Documents.

4.            Continuing Obligations.  You acknowledge and agree that you remain subject to (i) the terms set forth in the MEP Grant Documents, issued thereunder, including without limitation the transfer restrictions related to Common Stock, Options and RSUs, and all restrictive covenants set forth therein; and (ii) all applicable Company’s policies including without limitation the Company’s Securities Trading Policy.

5.           Ability to Transfer Common Stock.  From time to time, the Company may, but is in no way obligated to, fully or partially waive the transfer restrictions set forth in the MEP Grant Documents relating to the Common Stock for all, or almost all, MEP participants.  The Company agrees that it will treat you the same as it treats all other MEP participants generally with respect to any such waiver.

Exhibit A

RELEASE AGREEMENT

This Release Agreement (this “Agreement”), dated as of the date listed below under Executive’s signature, is entered into between Neil Snyder (“Executive”) and Gardner Denver Holdings, Inc. (the “Company”).

In consideration of the promises set forth herein, Executive and the Company agree as follows:

1.            Termination Date and Transition Agreement. Executive previously entered into a Transition Agreement with the Company, dated [_____], 2019 (the “Transition Agreement”), pursuant to which Executive’s employment with the Company terminated effective as of [_____], 2019 (the “Termination Date”). Under the terms of the Transition Agreement, Executive shall be entitled to the severance payments and benefits (the “Severance Benefits”) specified under Section 3 of the Transition Agreement and Schedule I attached to the Transition Agreement and continue to remain subject to Sections 10 through 14 of the Transition Agreement; provided, that no such Severance Benefits shall be paid or provided if Executive does not timely execute and deliver this Agreement or if Executive revokes this Agreement pursuant to Section 5 below.

2.            Release and Waiver of Claims.

(a)          As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b)          For and in consideration of the Severance Benefits, and other good and valuable consideration, Executive, for and on behalf of himself and Executive’s heirs, administrators, executors and assigns, effective as of the date hereof, does fully and forever release, remise and discharge the Company, and any other member of the Company Group, together with their respective current and former officers, directors, partners, members, shareholders, fiduciaries, counsel, employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which Executive had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to Executive’s employment or the termination of Executive’s employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act and the Equal Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

(c)          Executive acknowledges and agrees that as of the date hereof, Executive has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in Section 2(b) above.

(d)          By executing this Agreement, Executive specifically releases all claims relating to Executive’s employment and termination of employment under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(e)          Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of: (i) Executive’s rights with respect to the Severance Benefits, (ii) Executive’s right to benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which Executive participated (excluding the offer letter, dated December 18, 2015, that sets forth the terms of Executive’s employment with the Company and any severance or similar plan or policy), in accordance with the terms thereof (including Executive’s right to elect COBRA coverage), (iii) any claims that cannot be waived by law including, without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under the ADEA that arise after the date of this Agreement or (iv) Executive’s right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

(f)          Executive acknowledges and agrees that by virtue of the foregoing, Executive has waived any relief available to him (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Section 2. Therefore Executive agrees that Executive will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

3.          Knowing and Voluntary Waiver.  Executive expressly acknowledges and agrees that Executive:

(a)          Is able to read the language, and understand the meaning and effect, of this Agreement;

(b)          Has no physical or mental impairment of any kind that has interfered with Executive’s ability to read and understand the meaning of this Agreement or its terms, and that Executive is not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c)          Is specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide the Severance Benefits (the “Consideration”), which the Company has agreed to provide because of Executive’s agreement to accept it in full settlement of all possible claims that Executive might have or ever had, and because of Executive’s execution of this Agreement;

(d)          Acknowledges that but for Executive’s execution of this Agreement, Executive would not be entitled to the Consideration;

(e)          Understands that, by entering into this Agreement, Executive does not waive rights or claims under ADEA that may arise after the date Executive executes this Agreement;

(f)          Had or could have the entire Review Period (as defined below) in which to review and consider this Agreement, and that if Executive executes this Agreement prior to the expiration of the Review Period, Executive has voluntarily and knowingly waived the remainder of the Release Period (as defined below);

(g)          Was advised to consult with Executive’s attorney regarding the terms and effect of this Agreement; and

(h)          Has signed this Agreement knowingly and voluntarily.

4.           No Suit.  Executive represents and warrants that Executive has not previously filed, and to the maximum extent permitted by law agrees that Executive will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein.  If, notwithstanding this representation and warranty, Executive has filed or files such a complaint, charge or lawsuit, Executive agrees that he shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom Executive has filed such a complaint, charge, or lawsuit.

5.           Opportunity for Review and Acceptance. Executive acknowledges that Executive has through the twenty-first (21st) day following the Termination Date (the “Review Period”) to review and consider this Agreement. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, Executive must execute and date this Agreement where indicated below and return the executed copy of the Agreement to the Company, to the attention of the Company’s General Counsel, Andy Schiesl. Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution (the “Revocation Period”), during which time Executive may revoke his acceptance of this Agreement by notifying the General Counsel, in writing. To be effective, such revocation must be received by the Company no later than 5:00 p.m. Central Time on the seventh (7th) calendar day following its execution. Provided that the Agreement is executed and Executive does not revoke it, the eighth (8th) day following the date on which this Agreement is executed shall be its effective date. In the event of Executive’s failure to execute and deliver this Agreement prior to the expiration of the Review Period, or Executive otherwise revokes this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligation hereunder or to pay or provide the Severance Benefits.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date listed below under Executive’s signature.

GARDNER DENVER HOLDINGS, INC.

By:
Name:
Title:

EXECUTIVE

Neil Snyder

Dated: